SEVENTH AMENDMENT
TO
RAYONIER ADVANCED MATERIALS INC. RETIREMENT PLAN
(December 31, 2014 Restatement)

The Rayonier Advanced Materials Inc. Retirement Plan, originally effective as of June 27, 2014, as presently maintained under an amendment and restatement made effective as of December 31, 2014, is hereby amended, effective as of the close of business on December 31, 2022, in the following respects:
1.The foreword is amended by adding the following paragraph to the end thereto to read as follows:

“Effective as of the close of business on December 31, 2022, no further Benefit Service will be credited to a Member. For the avoidance of doubt, the preceding sentence does not apply to any Participant accruing a benefit under Appendix F and Appendix G of the Plan.”

2.Section 1.11 (“Compensation”) is amended by adding the following paragraph to the end thereto to read as follows:

“Notwithstanding anything in the Plan to the contrary, Compensation earned after December 31, 2022 shall not be considered in determining a Member’s Accrued Benefit.”

3.Section 1.14 (“Eligibility Service”) is deleted in its entirety and replaced with the following:

“1.14    Eligibility Service shall mean any employment recognized as such for the purposes of meeting the eligibility requirements for membership in the Plan as provided in Article 2 and for meeting the eligibility for benefits under the Plan as provided under Article 4.”

4.Section 1.18 (“Final Average Compensation”) is amended by adding the following new subparagraph (c) to the end thereto to read as follows:

“(c)    Notwithstanding anything in the Plan to the contrary, Final Average Compensation will not include Compensation earned by the Member after December 31, 2022, or other amounts payable to a Member by or on behalf of the Company after December 31, 2022. Final Average Compensation under the Plan will not exceed the average of the annual compensation limits under Code Section 401(a)(17) for the 5-year period ending December 31, 2022.”

5.Section 1.37 (“Social Security Benefit”) is deleted in its entirety and replaced with the following:

“1.37    Social Security Benefit shall mean the amount of the annual old age or disability insurance benefit under Title II of the Federal Social Security Act as determined by the Plan Administration Committee under reasonable rules uniformly applied, on the basis of such Act as in effect at the time of retirement or termination to which a Member or former Member is or would upon application be entitled, even though the Member does not receive such benefit because of his or her failure to apply therefor or he or she is ineligible therefor by reason of earnings he or she may be receiving in excess of any limit on earnings for full entitlement to such benefit. In computing the Member’s Social Security Benefit, no wage index adjustment or cost of living adjustment shall be assumed with respect to any period after the end of the calendar year in which the Member retires or terminates service. For all years prior to retirement or other termination of employment with the Company where actual earnings are not available, the Member’s Social Security Benefit shall be determined on the basis of the Member’s actual earnings in conjunction with a salary increase assumption based on the actual yearly change in national average wages as determined by the Social Security Administration. If, within a reasonable time after the later of (i) the earlier of (a) a Member’s date of retirement or other termination of employment or (b) December 31, 2022, or (ii) the date on which a Member is notified of the retirement allowance or vested benefit to which he or she is entitled under the Plan, the Member provides documentation from the Social Security Administration as to his or her actual earnings history with respect to those prior years, his or her Social Security Benefit shall be redetermined using the actual earnings history. If this recalculation results in a different Social Security Benefit, his or her retirement allowance or vested benefit shall be adjusted to reflect this change. Any adjustment to his or her retirement allowance or vested benefit shall be made retroactive to the date his or her payments commenced. The Plan Administration Committee shall resolve any questions arising under this Section on a basis uniformly applicable to all Employees similarly situated.

Notwithstanding the preceding paragraph, effective December 31, 2022, the following modifications to the definition of the Social Security Benefit will apply:

(a)    The Social Security Benefit for a Member who is eligible for a retirement benefit under Sections 4.01, 4.02, 4.03, or 4.04 as of December 31, 2022, shall remain fixed at the amount determined by assuming the Member terminated employment on December 31, 2022.

(b)    The Social Security Benefit for a Member who is actively employed on December 31, 2022, who thereafter commences a vested retirement benefit under Section 4.05, and who is not eligible for a retirement benefit under Sections 4.01, 4.02, 4.03 or 4.04 as of his Benefit Commencement Date shall remain fixed at the amount determined by assuming the Member terminated employment on December 31, 2022.

(c)    The Social Security Benefit for a Member who is actively employed as of December 31, 2022 and is not eligible for a retirement benefit under Sections 4.01, 4.02, 4.03 or 4.04 but becomes eligible thereafter shall be determined by assuming the Member had terminated employment on the day he or she would have first become eligible for a retirement allowance under Sections 4.01, 4.02, 4.03, or 4.04. The Social Security compensation to be used for the period beginning January 1, 2023, and ending on the date specified in the previous sentence shall be equal to the rate of Social Security compensation received by the Member during the 2022 calendar year, and zero thereafter. For purposes of this subsection (c), the Social Security Benefit will be assumed to commence on the later of age 62 or the first day of the month commencing after the Member first becomes eligible for a benefit under Sections 4.01, 4.02, 4.03 or 4.04. In computing the Member’s Social Security Benefit, no wage index adjustment or cost of living adjustment shall be assumed with respect to any period after December 31, 2022.”

6.Section 2.02 (“Benefit Service”) is amended by replacing the second paragraph following subparagraph (d)(vii) with the following paragraph to read as follows:

“The Compensation of a Member during the periods of absence covered by clause (i), (ii), (iv) or (vi) above shall be the Compensation the Member actually receives during such period. The Compensation of a Member during the period of absence covered by clause (iii) above shall be deemed to be the Member’s Final Average Compensation based on his or her Eligibility Service up to such absence. Any Compensation described in the previous sentence will cease to be credited to a Member after December 31, 2022. Unless the Plan Administration Committee determines otherwise on a basis uniformly applicable to all persons similarly situated, the Social Security Benefit of a Member covered by clause (iii) above shall be based on the benefit awarded by the Social Security Administration at the date of his or her total and permanent disability.”

7.Section 2.02 (“Benefit Service”) is further amended by adding a new subsection (h) to read as follows:

“(h)    Notwithstanding the foregoing provisions of this Section 2.02, periods of employment completed after December 31, 2022, and recognized periods of absences occurring after December 31, 2022, shall not be considered in determining Benefit Service for any purposes under the Plan.”

    EXECUTED AT Jacksonville, FL, this __ day of ________, 2022.

Rayonier Advanced Materials Inc.

By: ___________________________

Title: __________________________

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